Exhibit 99.1

ShopNBC Board Appoints Randy Ronning as Chairman

Minneapolis, MN – June 25, 2009 – ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in electronic retailing, today announced at its annual shareholders meeting that the company’s Board of Directors unanimously elected Randy Ronning as Chairman of the Board, effective immediately, succeeding John Buck, who is voluntarily stepping down as Chairman, but will remain on the Board.

Mr. Ronning, a retail and TV shopping veteran with over 36 years of leadership experience, is currently serving on ShopNBC’s Board. “I am honored to be named Chairman and am deeply gratified of the Board’s support,” said Mr. Ronning. “I will work closely with the Board and senior management to continue executing the turnaround of ShopNBC, as we position ourselves to be the authority and destination for home, fashion, beauty and jewelry shoppers.”

Mr. Keith Stewart, ShopNBC’s President and CEO, and member of the Board, stated: “Randy’s unanimous election as chairman reflects the Board’s confidence in his ability and the future of our company. With his instrumental guidance, we have the right combination of industry expertise, leadership structure and experience to advance our strategies during this period of transition at our multi-channel electronic retailing business.”

Added Mr. Stewart, “On behalf of the Board of Directors, I would like to thank John Buck for his extraordinary commitment to ShopNBC during these past few years of great change at the company.”

Mr. John Buck said: “The timing is right for me to step down as chairman. Keith Stewart has demonstrated strong leadership and outlined a compelling vision for the company. As an organization, ShopNBC is running more efficiently than ever while continuing to tightly control its operating expenses. The management team across all areas of the company is second-to-none and represents the new wave in our industry. The company is nearing completion of its cable and satellite renegotiations and, while doing so, has maintained its national footprint of 73 million homes while significantly lowering its distribution fees. ShopNBC’s seven-member Board has been reconstituted over the past 12 months with five new directors, who will be chaired by an extremely well-versed multi-channel retailing veteran in Randy Ronning. Finally, the company’s financial obligation to GE has been restructured, giving ShopNBC time and flexibility to complete its turnaround. I am grateful to have served as Chairman of such a dynamic company, and I look forward to its bright future.”

In addition to Mr. Ronning’s newly elected position as Chairman, all of the incumbent directors were re-elected at the company’s annual shareholders meeting, including Keith Stewart, President & CEO of ShopNBC; John Buck, non-executive Chairman of Medica; Joseph Berardino, Managing Director, Alvarez & Marsal; Catherine Dunleavy, Executive Vice President and Chief Financial Officer, NBC Universal Cable; Patrick Kocsi, Managing Director, GE Commercial Finance; and Robert Korkowski, retired, former SVP of Finance and Director, Opus Corporation.

Randy Ronning Background

Mr. Ronning joined ShopNBC’s Board of Directors having served most recently as executive vice president and chief merchandising officer of QVC, where he oversaw all merchandising, brand management, merchandise analysis efforts of QVC and QVC.com, from 2005 to 2007. He was also responsible for QVC.com operations from 2001 to 2007. Previously, Mr. Ronning was executive vice president over affiliate sales and marketing, information services, marketing, research and sales analysis, direct marketing, corporate marketing, public relations, and charitable giving at QVC from 2001 to 2005.

Prior to QVC, Mr. Ronning spent 30 years with J.C. Penney Co., where he held executive positions including president of its catalog, distribution and internet divisions. Before that, he held other executive positions at Penney, including president of home and leisure, president of international, associate director of merchandise, and vice president and director of men’s apparel, accessories and footwear. Some of his past board of director and affiliations include Dallas Symphony Association, Board of Governors; University of Dallas, Advisory Board; Fashion Institute of Technology, Board of Directors; Mail Order Association, Chairman of the Board; Forrester Research, Board Member; Electronic Retailing Association, Treasurer and Chairman of the Finance Committee; Knot, Board Member; and Commerce Hub, Chairman of the Board. His current board affiliations are Philadelphia Orchestra, Board Member; The Franklin Institute, Member of the Board Benefactors; and Sure Source, Board Member.

About ShopNBC

ShopNBC is a multi-channel electronic retailer operating with a premium lifestyle brand. The shopping network reaches 73 million homes in the United States via cable affiliates and satellite: DISH Network channels 134 and 228; DIRECTV channel 316. http://www.ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV).

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Contacts:

Frank Elsenbast
Chief Financial Officer
952-943-6262
Anthony Giombetti
Media Relations
612-308-1190